NEWS

CONTACTS:
Investors:     William Kuser       (203) 573-2213
Media:         Mary Ann Dunnell    (203) 573-3034


     CROMPTON ANNOUNCES SALE OF ORGANOSILICONES BUSINESS TO GE
       AND ACQUISITION OF GE'S SPECIALTY CHEMICALS BUSINESS

  -- Transaction Significantly Improves Crompton's Balance Sheet;
                   Sharpens Strategic Focus  --


Middlebury, CT, April 24, 2003 - Crompton Corporation (NYSE:CK) announced today a transaction that will significantly reduce its debt and sharpen its strategic operating focus.

Crompton has entered into a definitive agreement to sell its organosilicones business to the GE Specialty Materials division of General Electric Company (NYSE:GE) and to acquire GE's Specialty Chemicals business. At closing, Crompton will receive $645 million in cash and the GE Specialty Chemicals business, which has an agreed-upon value of $160 million. In addition, Crompton will receive quarterly "earn-out" payments for three years after closing based on the combined performance of GE's existing silicones business and the organosilicones business it is acquiring from Crompton. The earn-out, which is based on incremental contribution margin, will be a minimum of $105 million and a maximum of $250 million payable quarterly over a three-year period. For additional information regarding the terms of the transaction, please refer to the purchase agreement, which is being filed with the U.S. Securities and Exchange Commission on a Form 8-K.

The transaction is subject to regulatory approvals and other customary conditions and is expected to close in the third quarter.

Crompton to Reduce Debt by Over 40%, Sharpen Strategic Focus

The transaction will enable Crompton to reduce debt significantly, sharpen its strategic focus and provide flexibility for organic growth initiatives. Vincent A. Calarco, chairman, president and CEO of Crompton, said, "For Crompton, the effects of this transaction are substantial:
  . In 2003, we intend to pay down over $525 million in long-term debt, a reduction of over 40%, and make a contribution of approximately $75 million to our pension plans;
  . Through 2006, we intend to pay down additional debt with earn-out proceeds of $105 million at a minimum and $250 million at a maximum;
  . By acquiring GE's Specialty Chemicals business, we will become one of the largest plastics additives producers; and


                               - 2 -


  . Combining the chemical expertise of our plastics additives units with the polymer processing capabilities of our Davis-
     Standard equipment unit gives us a distinctive competitive position in the polymer industry."

New Specialty Chemicals Business Broadens Crompton Base

Commenting on the acquired GE Specialty Chemicals business, Mr. Calarco said, "The acquisition of a complementary plastic additives business enhances and expands our position in these products. We expect our core polymer additives business segment to comprise approximately 60% of Crompton's total revenues upon completion of the transaction."

The acquired GE Specialty Chemicals business had 2002 sales of approximately $165 million. The business is a major supplier of secondary antioxidants, which are used to retard oxidation in plastic applications, and of impact modifiers used to enhance the impact resistance of plastics. These products will complement Crompton's existing plastics additives business, which services the
vinyl and olefins and styrenics markets.   As a result, Crompton
will offer a broader group of plastics additives, enabling it to market comprehensive, finely tuned additive packages to meet the demanding needs of today's high-performance applications.

Divestiture of Organosilicones Business

"In terms of the divestiture of our organosilicones business, it has become increasingly clear to us that backward integration to raw material supplies is becoming a much more critical factor for business success in organosilicones, and we do not have that backward integration," Mr. Calarco stated.

"On a pro forma basis assuming the minimum earn-out, this transaction would have been accretive to 2002 earnings by $.03 per share. For 2003, it appears at this time to be slightly dilutive, however, we do not expect the transaction to impact our overall earnings outlook for the year." Crompton's organosilicones business had 2002 sales of $457 million.

"This is a significant move for our business," said William A. Woodburn, president and CEO of GE Specialty Materials. "We are building a stronger GE Silicones business that will deliver better technologies and application development services to our global customers. We are focusing our investment in platforms where we can win and grow for the long term. Selling our smaller Specialty Chemicals unit to the Crompton team will enable it to be part of a larger additives organization where it can win over the long term."

With this transaction, Crompton has decided to take its refined products business off the market at this time.

Lehman Brothers Inc. acted as principal financial advisor to Crompton in connection with this transaction. JPMorgan Securities, Inc. also advised on the transaction.

                               - 3 -

Conference Call Scheduled Today to Discuss Transaction

Crompton will hold a conference call at 1:00 p.m. Eastern time on April 24, 2003. To access the call, dial (719) 457-2641. Live audio is available on Crompton's investor relations page at www.cromptoncorp.com. Replay of the conference call will be available for two weeks beginning at 4:00 p.m., April 24, by calling (719) 457-0820, access code 346121.

Crompton Corporation is a $2.5 billion producer and marketer of specialty chemicals and polymer products providing the solutions, service and value our customers need to succeed. Additional information is available at www.cromptoncorp.com.

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Forward Looking Statements
Certain statements made in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic conditions, the completion of the announced transaction, the outcome and timing of antitrust investigations to which the Company is subject, pension and other post-retirement benefit plan assumptions, energy and raw material prices and availability, production capacity, changes in interest rates and foreign currency exchange rates, changes in technology, market demand and customer requirements, the enactment of more stringent environmental laws and regulations, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These statements are based on our estimates and assumptions and on currently available information. The forward-looking statements include information concerning our possible or assumed future results of operations, and the Company's actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this release was issued and such information will not necessarily be updated by the Company.